Exhibit 99.1

Northern Oil and Gas, Inc. Announces Reaffirmation of its Borrowing Base at $550 million and Covenant Amendments to its Revolving Credit Facility

WAYZATA, MINNESOTA — April 13, 2015 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) today announced that its bank syndicate group reaffirmed and maintained the existing $550 million borrowing base under Northern’s revolving credit facility during the semi-annual redetermination period.

In addition, the bank group agreed to amend certain financial covenants.  The 4.0x total debt to EBITDAX covenant was removed and replaced with a secured debt to EBITDAX ratio.  The new covenant requires Northern to maintain a ratio of secured debt to EBITDAX of no greater than 2.5 to 1.0.

The next redetermination of the borrowing base is scheduled for October 1, 2015.

“We are pleased with the results of the borrowing base redetermination, which we feel confirms the strength of our premier Williston Basin position,” commented Northern’s Chief Financial Officer, Tom Stoelk.  “The combination of our strong 2015 hedge position and careful focus on managing our capital expenditures provides us with continued financial flexibility.  We greatly appreciate the strong support provided by the entire syndicate of banks under our revolving credit facility.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
Belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
Enerhus@northernoil.com

SOURCE Northern Oil and Gas, Inc.